UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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|_|   Filed by a Party other than the Registrant

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material under ss. 240.14a-12

                 Alternative Asset Management Acquisition Corp.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

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      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      |_|   Fee paid previously with preliminary materials.

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            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
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

      ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP. ("AAMAC") INTENDS TO FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE PROPOSED ACQUISITION OF HALCYON ASSET MANAGEMENT LLC AND ITS AFFILIATED ENTITIES (COLLECTIVELY "HALCYON") AND TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO AAMAC STOCKHOLDERS. STOCKHOLDERS OF AAMAC AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, AAMAC'S PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH AAMAC'S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED ACQUISITION BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT HALCYON, AAMAC AND THE PROPOSED ACQUISITION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED ACQUISITION. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, WITHOUT CHARGE, ONCE AVAILABLE, AT THE SEC'S INTERNET SITE AT http://www.sec.gov OR BY DIRECTING A REQUEST TO: ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP., 590 MADISON AVENUE, 35TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE (212) 409-2434.

      AAMAC AND ITS DIRECTORS AND OFFICERS MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM AAMAC'S STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN AAMAC IS CONTAINED IN AAMAC'S PROSPECTUS DATED AUGUST 1, 2007, WHICH IS FILED WITH THE SEC, AND WILL ALSO BE CONTAINED IN AAMAC'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE. AAMAC'S STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND OFFICERS IN THE PROPOSED ACQUISITION BY READING AAMAC'S PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC WHEN SUCH INFORMATION BECOMES AVAILABLE.

      CERTAIN FINANCIAL INFORMATION AND DATA OF HALCYON CONTAINED IN THIS
SCHEDULE 14A IS UNAUDITED AND PREPARED BY HALCYON AS A PRIVATE COMPANY, AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA MAY NOT BE INCLUDED IN, MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN AAMAC'S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE PROPOSED ACQUISITION.

      NOTHING IN THIS SCHEDULE 14A SHOULD BE CONSTRUED AS, OR IS INTENDED TO BE, A SOLICITATION FOR OR AN OFFER TO PROVIDE INVESTMENT ADVISORY SERVICES.

      The following is the script of a telephone conference call with investors and others held by Halcyon Asset Management LLC ("Halcyon") and Alternative Asset Management Acquisition Corp. ("AAMAC") on March 13, 2008, which accompanied the Transaction Presentation attached as Exhibit 99.2 to the Current Report on Form 8-K of AAMAC filed with the U.S. Securities and Exchange Commission on March 13, 2008.

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                          Halcyon Announcement (Replay)
                                 March 13, 2008
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Corporate Speakers

o     Victor Yuan            Citi Global Markets         VP
o     Mike Levitt            AAMAC                       Chairman
o     John Bader             Halcyon Management          Chairman and CEO
o     Steven Mandis          Halcyon Management          Vice Chairman
o     Tom Hirschfeld         Halcyon Management          President

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                                  PRESENTATION
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Operator: Good morning, everyone, and welcome to the Halcyon / Alternative Asset
Management Acquisition Corporation Investor Presentation Conference Call. My name is Dan and I will be your coordinator for today. At this time, all participants are in listen-only mode. All lines have been placed on mute to prevent any background noise.

I would now like to turn the call over to your host for today, Mr. Victor Yuan, Vice President of Citi Global Markets. Please proceed.

Victor Yuan: Thank you. Good morning, everyone, and thank you for joining us today. With me this morning are John Bader, who will become Chairman and Chief Executive Officer of the new company, Halcyon Management Inc., Steven Mandis, one of two future Vice Chairmen and Tom Hirschfeld, future President, along with Mike Levitt, Chairman of AAMAC and Mark Klein, the Chief Executive Officer, President and Director of AAMAC.

Today's call is complementary to the press release and presentation that were made public and filed with the Securities and Exchange Commission earlier today. A copy of the presentation for this call is available on the SEC website at www.sec.gov.

Before we begin, I would like to remind you that AAMAC intends to file with the SEC a preliminary proxy statement in connection with the proposed acquisition of Halcyon Asset Management LLC and its affiliates, collectively known as Halcyon, and to mail a definitive proxy statement and other relevant documents to AAMAC shareholders.

AAMAC stockholders and other interested parties are advised to read, when available, AAMAC's preliminary proxy statement and amendments thereto, and a definitive proxy statement in connection with AAMAC's solicitation of proxy for the special meeting to be held to approve the acquisition because these proxy statements will contain important information about Halcyon, AAMAC and the proposed acquisition.

The definitive proxy statement will be mailed to AAMAC stockholders as of the record date, to be established with loading on the proposed acquisitions. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statement once they are available, without charge, at the SEC's website at www.sec.gov or by directing a request to AAMAC, 590 Madison Avenue, 35th Floor, New York, New York, 10022. Telephone, 212-409-2434.

AAMAC and its directors and officers may be deemed participants in the solicitation of proxies to AAMAC stockholders. A list of the names of those directors and officers and a description of their interest in AAMAC is contained in AAMAC's prospectus dated August 1, 2007, which is filed with the SEC and will also be contained in AAMAC's proxy statement when it becomes available.

AAMAC's stockholders may obtain additional information about the interest of directors and officers of AAMAC in the acquisition in reading AAMAC's proxy statement and other materials we filed welcome to the SEC when such information becomes available.

The financial information data contained in this presentation is unaudited and does not conform to the SEC regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in AAMAC's proxy statement to solicit stockholder approval for the proposed acquisition of Halcyon.

This presentation includes certain estimated financial information forecasts presented as pro forma financial measures that are not derived in accordance with generally accepted accounting principles and which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC.

AAMAC and Halcyon believe that the presentation of these non-GAAP financial measures serve to enhance the understanding of the financial performance of Halcyon and the proposed acquisitions. However, these non-GAAP financial measures should be considered in addition to and not as a substitute for or superior to financial measures of financial performance prepared in accordance with GAAP.

Our pro forma financial measures may not be comparable to similarly titled pro forma measures reported by other companies. The presentation has been prepared exclusively for the purpose of providing summary information about Halcyon and its business to AAMAC stockholders, pending the distribution of the definitive proxy statement. It does not constitute a solicitation for or an offer by, on behalf of AAMAC of Halcyon of any securities or investment advisory services.

The presentation includes forward-looking statements within the meaning of the Safe Harbor Provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expect, estimate, project, budget, forecast, anticipates, intends, plans, may, will, could, should, believe, predict, potential, continue and similar expressions are intended to identify such forward statements.

Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from the results expressed or implied by this presentation.

Such risk factors include, among others, uncertainties as to the timing of the acquisition and the ability to obtain financing, approval of the transaction by AAMAC stockholders, the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals, costs related to the acquisitions, the competitive environment in the asset management industry, the diversion of management time on acquisition-related issues, general economic conditions such as inflation or recession, operating Halcyon as a public company, market conditions for Halcyon Management investment funds, the performance of Halcyon Management investment funds, the inability to maintain growth rates of assets under management, the related management and performance fees and the related impact on revenue, net income, fund inflows/outflows.

Actual results may differ materially from those contained in the forward-looking statements in this presentation. AAMAC and Halcyon undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this presentation.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement.

With that, let me now review the details of the transaction on page five of the investor presentation. Halcyon will access the public markets through an acquisition by AAMAC. Under the terms of the agreement, members of Halcyon will receive up to $505 million of cash consideration, comprised of cash from AAMAC's balance sheet and issuance of debt.

In addition, members of Halcyon will retain 46.9 million LLC interests in Halcyon, exchangeable to AAMAC shares on a one for one basis, representing 43.6% fully diluted ownership of AAMAC. The agreement also provides for the ownership of Halcyon exchangeable interests to be adjusted upward, contingent upon achieving stock price targets between $15 and $20 per share. This transaction values Halcyon at approximately $974 million.

To further create alignment of interests with AAMAC shareholders, key employees of Halcyon have entered into lock up and non-compete agreements, including John Bader and the senior management team entering into five-year non-compete agreements.

Also, equity considerations, including the initial retained LLC interests will vest over five years and members of Halcyon agree to re-invest 75% of the after-tax cash proceeds in its funds at full fees to public shareholders for a minimum of three years. We anticipate the transaction to close in the third quarter of 2008, assuming shareholder approval.

Now, I'll turn it over the call to Mike Levitt of AAMAC.

Mike Levitt: Thank you. First, I'd like to thank our investors for the support that you have shown us from our original road show through today. And I think that you'll find, based on the discussion you hear today, that in fact we have been able to achieve all of the objectives that we set forth in that original road show, accompanying our offering this past Summer. Importantly, what we had told you is that we hoped to in fact be in a position to make an investment in an alternative asset firm that had any number of specific characteristics.

And you may recall first and foremost, we wanted to align ourselves with a firm that had a talented and deep management team with a proven and established track record of success. I think you'll find that Halcyon is in fact that firm. Not only is their record of success extremely positive, but also it has been sustained for a substantial period of time and we believe it is sustainable going into the future.

Secondly, we talked about wanting to align ourselves with a firm that had a strong business platform. And by that, when we talked to you last, we talked about a diversified asset base, diversified sources of capital, an established infrastructure, systems, processes, and procedures, susceptible in fact to a company that could operate in a public market environment, and importantly, scalability and the opportunity to grow assets under management. Again, Halcyon meets all of those tests.

Additionally, we hoped to find a firm that in fact would benefit from becoming a public company. Again, we think that Halcyon and its team will benefit greatly from operating in a public market environment. Additionally, we hope to bring to you a transaction at an attractive valuation. We think that indisputably the valuation and the structure of this transaction are extremely attractive. We are looking at a multiple of 9.5 times, which does compare very favorably in the market with any other comparables one might look at.

Lastly, I'd like to point out something about the transaction. This transaction really has been structured with, in fact, a long-term perspective in mind. Victor pointed out some of the steps that have been taken by senior management of Halcyon that demonstrate their faith in the long-term prospects for the company.

I'd also like to add that we, on behalf of the founders of AAMAC, also agreed to convert a portion of our shares to warrants that are tied to performance of the company over the course of time. We have a tremendous amount of faith in the management of Halcyon. We're very much looking forward to making our investment in Halcyon, and I think that you all will find as you hear about the company from the senior management that's with me that Halcyon in fact fits very neatly with all of the objectives we have stated in our original presentations to you.

With that, I'd like to turn the presentation over to John Bader.

John Bader: Thank you, Michael. Good morning. Some of you must be surprised to see Halcyon going public in a market that is so tumultuous. As you will learn, we believe it is actually an opportune time to do so. You will also learn that minimizing volatility is what Halcyon is all about. Literally.

Halcyon means peaceful, calm, steady. As many of you know, at the fund level, we have always sought to keep fluctuations down. Our long track record shows that. At the corporate level, we also seek to minimize volatility. First, by having a diversified stream of revenues and second, through our unique structure, which is designed to insulate investors from performance variability.

But if we were all about low-volatility, why are we doing this now? I would first point out that had we made this announcement last summer, when financial companies were trading at much higher valuations, perhaps we could have negotiated a much higher price for ourselves. On the other hand, getting an affirmative shareholder vote might have been difficult if the vote were scheduled in the aftermath of the massive drop in financial stock valuations. We believe that because we are starting out at an attractive valuation, there is much less downside.

That notwithstanding, initially my partners and I were not so keen on selling at this price, which we thought was relatively low. But several factors convinced us. Number one, we believe that having a currency will help with performance and accelerate our growth so significantly that we are more than compensated for the fact that we are selling at a relatively cheap price today.

Two, we will continue to own a substantial amount of stock with the opportunity get back above 50%. Three, we have significant upside from contingent stock. Four, we will have the opportunity to add substantially to our investments alongside our investors. And five, we think shareholders will be really excited about the structure and pricing, both of which will facilitate the vote.

Why buy Halcyon common stock? As I am sure everyone on the call knows, the hedge fund industry is growing at a rapid pace. And that growth is being driven by institutional inflows. Halcyon, which is one of the longest standing, most stable hedge fund managers is growing faster than the industry.

We believe that we are perfectly positioned to benefit from the growth of the industry because we have proven performances, institutionalized processes, a commitment to industry best practices, world class operations and exceptional client service. We offer institutional clients solutions with our diverse set of products and our unique planning and development capability, which enables to us to add new niche strategies to generate alpha and address institutions' needs. Today, 58% of our capital is from institutional investors.

I was not interested in being CEO of a public company whose earnings might vary dramatically, because of swings in performance. To begin with, our fund offerings have relatively low volatility and to be sure they have limited correlation with each other. Still that was not enough. Every single hedge fund, every money manager in the world sometimes have up months, down months, there's some volatility.

So what we wanted to do was to create a structure that insulates investors from performance variability. We believe that the unique structure we have created will create an earnings stream that is much smoother than that for a public hedge fund and we should be much closer to that of a traditional asset manager.

Who is Halcyon? As I mentioned before, Halcyon is all about low volatility. It is about high risk-adjusted performance and strong growth. Today, we have about $12 billion in AUM, about half of which is in hedge funds, the rest in long-only and hybrid products. Our flagship multi-strategy fund has proven risk adjusted returns going back to 1991.

While the industry has been growing at a little under 23% for the past five years, we have grown AUM at over 31% during that period. The ingredients to our performance and growth are exceptional people, institutionalized processes, a commitment to industry best practices and our unique planning and development capability.

Let's talk about people first. The 11 active partners of Halcyon Asset Management have been together for an average of 12 years. We have 50 experienced investment professionals and 69 more in operations and administrative support. We have time-tested, rigorous, institutionalized processes for risk management, research and investment decision making, strategy evaluation and capital allocation.

All of these functions are systematized and systematization is what institutions are looking for. We have been SEC registered since 1997 and are FSA authorized as well. We have gold-plated infrastructure, operations, compliance, risk management, IT and client service and a commitment to best practices. We make sure that our interests and our investors' interests are aligned.

Finally, we have a commitment to planning and development. We believe investment strategies come into and go out of favor and that sooner or later every good strategy becomes commoditized. We are set up to evaluate strategies dynamically, to evolve or exit them and to add new niche strategies via our affiliate model or through acquisitions.

We have the scale and capabilities to attract institutional clients, yet we are not so big that our growth rate is past its prime. We are global, with offices in New York, Los Angeles and London, and we have investors from all over the world.

Halcyon's flagship fund is a multi-strategy fund that allocates capital according to the market environment, across a range of strategies. As you can see from the chart on page ten, which is filed if you have it, going back to 1991, 17 years, if I counted right, Halcyon funds have done better than the S&P 500, producing a net annualized rate of return of 13.5% versus 11.4% for the S&P
500. It also compares favorably with the Lehman Agg index, which produced 7.1% over the period.

The risk, measured by annualized standard deviation, was 5.3% for the Halcyon Fund over the period, 13.4 for the S&P and 3.7 for the Lehman Agg. The Sharpe ratio over that period was 1.7 for Halcyon versus 0.6 and 0.8, based on the three-month Treasury bill. The worst month for the Flagship fund since '91 was down 3.9% in August of '98 when the S&P was down 14.5%, and in

67 out 69 S&P down months, Halcyon did better than the S&P 500 and had cumulative performance that was nicely positive.

Much of our growth has come from new funds. On page 11 of the presentation filed with the SEC, you can see results of new funds. All four of our new hedge funds have beaten their benchmarks. The Enhanced fund is a higher octane version of our Flagship fund, but it is not simply a leveraged fund. We use a wider range of tools for that purpose.

Our structured opportunities strategies acquire off-the-run, asset-based, and loan related instruments from non-economic sellers. We have North American and European flavors. We have a distressed asset-backed value fund, which has had, I think, extraordinary performance and not only versus the benchmarks, but just in absolute terms.

The fund has been up -- which started a couple of years ago, has been up on an annualized basis, 19.2%. It was up two years ago, it was up last year, around 10% perhaps a little more. I don't have the numbers in front of me. And it's been up in January and February of this year.

We all know that the industry is growing fast. I would just highlight that the recent growth has been largely a function of institutional inflows. Point number one. Point number two, established managers with global reach and sufficient scale are gaining market share. We believe we have what it takes to capture share. History, scale, proven performance, operational excellence and first-class client service. We are just big enough to capture the big institutions who have been entering the industry with a vengeance, but not so big that it is hard to maintain our growth rate.

I mentioned that we have a unique structure. The public vehicle gets all our management fees, but only 30% of performance fees. Thus, our earnings stream should be much smoother than that of a public hedge fund, which receives 100% of performance revenues. To be sure, our public shareholders, will miss part of the big upside in a banner big year, but they will be much less exposed to downside volatility.

An employee vehicle gets 70% of performance fees, net of employee compensation. Through this vehicle, we are retaining a partnership with a partnership culture and a partnership mystique. We took this out of the Goldman Sachs playbook, believing it enhances our ability to attract and retain the best and the brightest. It also allows us to reallocate economics over time, sustaining the business over the long haul.

So, why did we do this? First and foremost, for performance. I've always said that being successful in this business is about having the right people for the right strategies at the right time. Common stock provides another tool to attract talent, retain and motivate high-quality employees and facilitates the addition or acquisition of new affiliates. And the way we've structured this in terms of retaining a partnership we think will attract the best and the brightest.

Having a common stock, having a public status also promotes fundraising as well as acquisitions, which may be easier in this environment when the price of financial companies is lower. We're pleased to be able to have additional capital to invest alongside our investors.

We believe that this transaction provides us with branding or enhanced branding, it increases our global presence, which should facilitate hires. Finally, the transaction facilitates estate planning for non-active and continuing partners and we have the ability to still have a substantial portion of the company, and ultimately getting in excess of 50% of the company potentially.

Why AAMAC? First of all, speed to market and certainty of closure. We'd prefer to go the SPAC route rather than to do an IPO because we felt that the speed with which we could go public would minimize disruption to our business and was well worth a bit of dilution. The fact that AAMAC has a 10b-5 facility should keep market manipulators away and enhance the chances of an affirmative shareholder vote.

Second, size. We wanted to be able to reinvest meaningfully and AAMAC had sufficient cash to make that possible but not so much that we would be overly diluted. Also, we wanted, at the end of the day, to be able to have at least 50% or so of the company.

Third, people. We had a good relationship with the AAMAC people. I go back about 40 years with Brad Peck, who is a Director and who first approached me in connection with this transaction several months ago. I go back with Michael Gross who is also a Director, over 15 years from the time of his early days at Apollo. Michael Levitt, who is the Chairman of AAMAC and Mark Klein, the CEO, are class acts, smart and have been a pleasure to deal with.

I'm now going to turn it over to my partner, Steven Mandis, one of our two Vice Chairmen, who is going to give you an overview of our strategies today, discuss our prospects for growth and describe our affiliate model for which he is a fine example. We have added a number of strategies over the past four years and Steven's line of business, which was the first of these affiliates, paved the way.

Steven Mandis: Thank you, John. The Halcyon Hedge Fund brand really stands for stability, low volatility and long track record. Halcyon has a number of different hedge fund and other strategies that appeal to different investors in different environments and provide a diversified revenue base. All of these strategies are under the common Halcyon brand and culture and leverage the same scalable infrastructure and risk management systems.

The teams of the different strategies sit together in order to leverage more investment acumen and ideas. The teams also benefit from having centralized client relations that can market multiple funds in order to provide more of a solution to clients versus just talking to them about one fund.

Hedge fund strategies at Halcyon equal approximately $6 billion. These are typically two and 20 fee structures with customary lock up or withdrawal conditions. The different strategies have had low correlation to their respective indices as well as to other Halcyon funds. All of the funds beat their benchmarks.

The multi-strategy funds are approximately $4 billion. They focus on merger, credit and special situation strategies. The funds' track records go back to 1991, and in 17 years have suffered only one down year, and even in that year we were basically flat.

Over the last few years, we have added new funds that complement and build on existing strengths and capabilities and aim to capture on market opportunities. The structured opportunities funds focus on small off-the-run assets that are difficult to source and total approximately $1.3 billion. This strategy has added to the sourcing capabilities for all of Halcyon. The asset-backed fund focused on stressed and distressed asset-backed securities, primarily non-residential asset-backed securities.

This strategy leverages our expertise in distressed and added capabilities in asset-backed securities where we felt that there would be tremendous opportunities. Our asset-backed fund was up by more than 10% last year and was up in January and February. With these strong results, we have been adding assets very quickly.

Long-only and hybrid strategies total approximately $5.6 billion. They add consistent, locked in management fees. The strategies typically have longer lock ups with 50 to 60 basis point management fees and some sort of performance fee over a hurdle. These strategies add scale and market presence in corporate credit and complement our hedge funds strategies.

Now, let's talk about how we will grow assets under management. In 2007, Halcyon raised approximately $1.8 billion net in hedge fund assets. We have grown these assets under management by approximately 56% over the last five years. In addition to performance, AUM growth is being driven by the roll-out of new strategies, like the asset-backed funds. It also has grown through the extensions of already existing funds, like launches of the Enhanced fund, which is based on the Flagship fund, or the European Structured funds, which are based on the North American versions.

In the last three years, we have successfully launched three different hedge fund strategies that today manage close to $2 billion. Cross-selling has been very effective. About 20% of investors are invested in two or more Halcyon funds. This proven track record of our ability to leverage our existing relationships is very powerful and demonstrates the strength of our relationships.

In 2008, we will be launching a dedicated distressed real estate fund, which will also leverage our core competency in distressed investing. Also, our core strength with institutional investors--due to our low volatility, long track record, institutional systems and scale--make the multi-strategy very attractive, especially as pension funds and other institutional investors are starting to go direct versus through funds of funds.

Our Enhanced fund just recently passes its three-year anniversary. So we'll be able to pick up clients that require a three-year track record. A few other funds are, or will shortly be, passing their three-year anniversaries, which also will, we believe, accelerate assets under management, like it did for Enhanced.

As I said last year, we took in approximately $1.8 billion net. We believe that in difficult times, that's when we grab market share and attention from our clients. During a difficult market last summer in July, August and September, we averaged over $150 million a month in inflows. We took in over $100 million in January, without any new fund launches.

Now, I'd like to explain our unique affiliated business model. Halcyon has this unique affiliated business model, and I thought the best way to describe the power of it is to walk you through my own personal experience as an affiliate.

In 2004, I was a portfolio manager in fixed income prop trading at Goldman, having been at the firm for 12 years and was interested in starting my own fund. I specialized in sourcing and investing in off-the-run assets. I wanted to enhance the probability of success and accelerate my growth in order to get to a critical mass. I also knew that in order to attract blue chip institutional capital, like pension funds, I would need to reduce perceived operational risk.

Halcyon had an established brand. They had been in business since 1981. Halcyon had very experienced financial and operational professionals and sophisticated systems. Halcyon also had the blue chip clients to introduce me to.

When I convinced three Goldman prop colleagues of mine to join me, the fact that I was at an established firm helped convince them that this was for real. Halcyon also gave us over $100 million of capital to invest. So on day one, we knew we were in business. And when I was sourcing assets, I could tell people I was affiliated with a multi-billion dollar fund.

In addition, I was coming from a large organization, so I didn't want to be lost in the shuffle. I wanted a place where I could raise my own capital, have access to more, be part of a team and a partnership, and be someone helping build something together that was special.

Halcyon is always looking for the right people with the right strategies for the right time. This is in order to add investment capacity that will complement the organization and the multi-strategy funds. Affiliates manage money for the multi-strategy and other funds on an unpromoted basis. Halcyon also gets more people to share ideas and leverage research and other synergies. Halcyon obviously gets a cut of the fees from the new funds, which adds to diversification of revenues and economies of scale.

Today, three years later, the structured opportunity funds are over $1 billion in assets. We take our brand and reputation very seriously. Last year, we received over 50 -- we reviewed over 50 potential affiliate opportunities, but we only selected one. It's an extremely selective program and I think this transaction will raise the profile of such a great opportunity to some of the top prop traders. I also think that the structure of keeping a partnership like Goldman, has tremendous recruiting advantages.

In addition to our affiliate model, a critical differentiator at Halcyon is our first-class client relations team. We have this first-class client relations and marketing team at Halcyon, and in fact they do such a great job that they brought in, as I mentioned, over $100 million in capital in January.

It is led by Joe Hill, who before Halcyon was the managing director at Credit Suisse, responsible for paid-for third-party hedge fund capital raising. He has raised money for some of the most successful hedge funds in the world and has an extensive list of contacts. He has seven people reporting to him, focused on specific channels. The major emphasis is institutional investors.

Our client relations team has a deep knowledge of all strategies and a proven ability to cross-sell. They take the approach of trying to provide a solution versus selling a fund. If an investor wants a large multi-strategy fund, we have that. If they're interested in talking about asset-backed securities, we have that. If they wanted to increase their direct European exposure, we have that.

Our client service team members have regular dialogue with clients. They have access to reports that provide breakdowns, attribution and other important information related to transparency. Their dialogue also helps us in planning and development. By speaking to clients, they help our growth by providing input in identifying and due diligencing new strategies and extensions. This emphasis on client relations makes us entrusted with assets of a blue chip investor base.

Institutional investors, which includes pension funds, insurance companies, banks and foundations, is the largest investor type for our hedge funds. Hedge fund asset growth is being driven by these institutional investors seeking to increase assets to alternatives and going direct. Our investors are geographically diverse.

Interestingly, over half of our clients are outside of North America. It is important to note that Asia, the Middle East and Latin America have been growing and today represent 12% of our current assets. We believe that this transaction and being listed on the New York Stock Exchange will help us increase our stature with institutional investors.

Now, let me turn the presentation over to Tom Hirschfeld, who will take you through our world-class infrastructure and key financial highlights.

Tom Hirschfeld: Thank you, Steven. One thing that draws blue chip clients to Halcyon is our world class infrastructure. We have always believed in investing to stay ahead of the industry curve, and so alongside our 50 investment professionals stand 69 operations, client service and administration professionals.

Typical of our penchant for leading the industry is the fact that we have been registered with the SEC since 1997, long before the government required it. We actually value the discipline of being registered and have since followed up with authorization by the UK Financial Services Authority.

Our Chief Financial Officer, Aaron Goldberg, came to us with experience from AQR and Reservoir and leads our high-quality operations staff. Our network engineers are dedicated to maintaining data security and to ensuring that our data is replicated and available in the event of any disruption. Our programmers develop and refine the proprietary software that underlies our risk management, performance attribution and reporting capabilities.

As Steven said, our client service group is built to meet the demands of large institutions worldwide. We were early adopters in going to outside administrators for third-party pricing and independent fund accounting. Client service delivers the transparency that our investors demand, with the human touch that makes them feel valued as clients.

We have built a culture of regulatory compliance, led by our chief compliance officer, who has been with the firm 24 years, and our in-house counsel joined us straight from the enforcement division of the SEC.

Our commitment to infrastructure is a major attractor for our key constituencies, investors and their consultants, employees and potential affiliates, who all understand that they can count on Halcyon--peaceful, calm, steady.

Turning to our pro forma financials, let's focus on three things. First, our revenue more than doubled from 2005 to 2007, driven primarily by our continuing rapid hedge fund AUM growth. Second, you can see that pro forma compensation equates to 70% of incentive income in each year. Third, the compound annual growth of our net income, pro forma for a 43% tax rate and taking into account the step-up benefits from this transaction, has been 35% over these past years.

Moving from our recent growth, our pro forma sensitivity analysis looks at where Halcyon stands today. With our year-end hedge fund AUM figure of $6.1 billion, including reinvested proceeds from this transaction, we stand to generate $113 million in management fees.

Given our average performance fee structure, each 1% net return equates to $14 million in gross incentive fee revenue or $4.2 million net of the 70% allocation to cover compensation, plus another $0.7 million of management fees because performance also drives asset growth. To measure the effective capital influx, we see that adding $1 billion in assets over the course of the year produces another $8.7 million in management fees, plus of course, additional performance fees.

On the right-hand side of the slide, we show hypothetically what would happen if we achieve our historical average performance and asset growth from that year-end AUM base. As you see, our net revenue, net of the compensation allocation, would come to $205 million.

Using the same growth and non-compensation expense, if we appreciate -- which we experienced last year and the tax exemptions I described before, we come to a fully diluted EPS of $1.03, which implies a 9.5 times multiple based on AAMAC's trust value per share.

The final point I'd like to make here is that our unique structure protects the shareholder from significant performance volatility. Even a 25% variability in AUM growth and performance produces only about a 13% difference in earnings.

Why the Halcyon structure? Let's turn to the topic of valuation multiples. As the chart on the left shows, the median traditional asset manager, whose revenues consist almost entirely of management fees, enjoys a multiple of 14.6 times expected earnings. That is above the 11.7 average multiple for publicly traded hedge fund managers, despite the traditional managers' relatively low three-year earnings growth of 13%.

Even if you assign only the same multiple of 14.6 to hedge fund managers' management fees, that implies that performance fee revenues, which are more volatile, receive a lower multiple of 9.7 times, assuming about a 12% expected net hedge fund performance.

The right-hand chart uses those implied multiples to look at Halcyon's structure. With the same performance assumptions, Halcyon's net revenues include a lower component of the lower-valued performance fees. This different ratio indicates an appropriate blended multiple of 13.1 times for Halcyon's less volatile earnings. Again, assuming that our fast growing management fees receive only the traditional asset manager multiple.

And now, John Bader will return for a summary.

John Bader: To recapitulate, we think we have an exciting transaction. Halcyon is a leading global asset management firm, it is a partnership with great people, with institutionalized processes, a commitment to industry best practices, with a powerful paradigm for adding new strategies, proven performance, positioned for continued growth.

We've always been champions of low volatility, both in the funds we manage and also for the public shareholders. We have a diversified revenue stream, and what we're offering you is the opportunity to participate in the growth of the alternative asset management industry with limited dependence on performance variability.

Thank you.

Operator: This concludes the presentation.  You may now disconnect.  Good day.
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